 Exhibit 10.4

September 14, 2015

Damian Artt

Dear Damian,

On behalf of Mobile Iron, Inc. (the “Company”), I am pleased to offer you the full-time position of Senior Vice President of World Wide Sales.  Speaking for myself, as well as the other members of the Company’s management team, we are all very impressed with your credentials and we look forward to your future success in this position.

The terms of your new full-time position with the Company are as set forth below:

1.         Position.

(a)  Your position will be Senior Vice President of World Wide Sales working out of the Company’s headquarters office.

(b)  You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company.  During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company.  Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

2.         Start Date.  Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company per your start date indicated below.

3.         Proof of Right to Work.  For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three business days of your date of hire, or our employment relationship with you may be terminated.

4.         Compensation.  You will be eligible to earn On-Target Earnings on an annualized basis in the amount of $660,000 which includes a base salary of $330,000 and an incentive bonus of $330,000 (which is equal to 100% of your base salary). You will be paid at the rate of $27,500 per month (which is equivalent to $330,000 on an annualized basis), less payroll deductions and withholdings, payable pursuant to the Company’s regular payroll practices. The incentive bonus will be based upon written objectives and financial targets that will be agreed upon between you and the Chief Executive Officer.

5.         Stock Option and RSU Grant.  In connection with the commencement of your employment and subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 150,000 shares (“Option Shares”) of Common Stock of the Company and granted 150,000 MobileIron restricted stock units (“MobileIron RSU’s”). The Option Shares will have an exercise price equal to the fair market value on the date of the grant.  The Option Shares will vest at the rate of 25% of the shares on the twelve (12) month anniversary of your Vesting Commencement Date (as defined in your Stock Option Agreement, which date will be your Start Date, as defined above) and the remaining Option Shares will vest monthly thereafter at the rate of 1/48 of the total number of the Option Shares per month, until either your Option Shares are fully vested or your employment ends, whichever occurs first.  The MobileIron RSUs will vest ratably over four years as follows:  (i) 25% of the total number of MobileIron RSUs will vest on the Quarterly Vesting Date (see below) that is in the same calendar quarter as the one year anniversary of your employment start date, and (ii) the remaining MobileIron RSUs will vest ratably with 6.25% of the total RSUs vesting on each subsequent Quarterly Vesting Date, until the MobileIron RSUs are totally vested, subject to your continued employment on each such Quarterly Vesting Date.  The Quarterly Vesting Dates are February 20, May 20, August 20, and November 20 of each year.  The Option Shares and MobileIron RSU’s will be subject to the terms of the Company’s 2014 Equity Incentive Plan and the MobileIron RSU Award Agreement, as applicable, between you and the Company.

6.         Benefits.

(a)       Insurance Benefits.  The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other Company employees, subject to any eligibility requirements imposed by such plans.

(b)       Vacation; Sick Leave.   You will be entitled to paid time off according to the Company’s standard policies.

7.         Confidential Information and Invention Assignment Agreement/ Employee Handbook.   Your acceptance of this offer and commencement of employment with the Company is contingent upon your execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.  As a Company employee, you will be expected to abide by Company rules and policies, and acknowledge in writing that you have read the Company’s Employee Handbook.

8.         At-Will Employment.  Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or advance notice.

9.         No Conflicting Obligations.   You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies.  You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise.  The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties.  Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

10.       Background check. This offer is contingent upon a background check clearance.

11.       Entire Agreement.  This letter, together with the Confidentiality Agreement, sets forth the entire agreement and understanding between you and the Company with respect to your employment and supersedes all prior agreements and promises made to you by anyone, whether oral or written.  This letter (and your employment at will status) may not be modified or amended except by a written agreement, signed by an officer of the Company, although the Company reserves the right to modify unilaterally your work location, compensation, benefits, job title and duties, and reporting relationships.  This letter will be governed by the laws of the State of California without regard to its conflict of laws provision.

We are all delighted to be able to extend you this offer and look forward to working with you.  To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement.  This offer will terminate if not accepted by you on or before September 15, 2015.

Very Truly Yours,

MobileIron, Inc.

/s/ Bob Tinker
Signature

Bob Tinker – Chief Executive Officer
Printed Name and Title

September 14, 2015
Date

ACCEPTED AND AGREED:

/s/ Damian Artt
Employee Signature

September 14, 2015
Date

October 1, 2015
Start Date